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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|    LAAKSO       GARY                     |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   RAILAMERICA, INC. (NASDAQ: RAIL)                        |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |      1/26/01              |5. Relationship of Reporting     | 6. If Amendment, Date   |
|  5300 BROKEN SOUND BOULEVARD, N.W.       |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[ ] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give title below)   below)  |-------------------------|
|                                          |                           |    VICE PRESIDENT --            | 7. Individual or Joint/ |
|  BOCA RATON,       FLORIDA      33487    |                           |    REGULATORY COUNSEL           |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| COMMON STOCK, PAR VALUE $.001          |         2,210                |           D               |             N/A              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
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* If the form is filed by more than one Reporting Person, see Instruction 5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|1995 STOCK INCENTIVE PLAN OPTIONS|  7/1/97  | 7/1/07  |COMMON STOCK  |  10,000   |   $5.00    |     D       |       N/A           |
|(RIGHT TO BUY)                   |          |         |$.001 PAR VAL |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|1998 EXECUTIVE INCENTIVE         | 6/30/99  | 6/30/08 |COMMON STOCK  |   8,000   |   $6.125   |     D       |       N/A           |
|COMPENSATION PLAN OPTIONS        |   (1)    |         |$.001 PAR VAL |           |            |             |                     |
|(RIGHT TO BUY)                   |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|1998 EXECUTIVE INCENTIVE         |  4/8/00  |  4/8/09 |COMMON STOCK  |   8,000   |   $8.75    |     D       |       N/A           |
|COMPENSATION PLAN OPTIONS        |   (2)    |         |$.001 PAR VAL |           |            |             |                     |
|(RIGHT TO BUY)                   |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|1998 EXECUTIVE INCENTIVE         |  1/1/00  |  1/1/10 |COMMON STOCK  |  15,000   |   $9.00    |     D       |       N/A           |
|COMPENSATION PLAN OPTIONS        |   (3)    |         |$.001 PAR VAL |           |            |             |                     |
|(RIGHT TO BUY)                   |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|1998 EXECUTIVE INCENTIVE         | 8/30/00  | 8/30/10 |COMMON STOCK  |  10,417   |   $6.50    |     D       |       N/A           |
|COMPENSATION PLAN OPTIONS        |   (4)    |         |$.001 PAR VAL |           |            |             |                     |
|(RIGHT TO BUY)                   |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
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Explanation of Responses:
------------------------
(1) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on each of June 30, 1999 and June 30, 2000 and thirty-three and one-third percent (33-1/3%) will become exercisable on June 30, 2001.

(2) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on each of April 8, 2000 and April 8, 2001 and thirty-three and one-third percent (33-1/3%) will become exercisable on April 8, 2002.

(3) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on each of January 1, 2000 and January 1, 2001 and thirty-three and one-third percent (33-1/3%) will become exercisable on January 1, 2002.

(4) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on August 30, 2000 and thirty-three and one-third percent
    (33-1/3%) will become exercisable on each of August 30, 2001 and August 30,
    2002.
                                                                                         /s/ Gary Laakso                  1/31/01
**  Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------       -----------
    Violations.                                                                   **Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

                                            (Print or Type Responses)                                                    Page 2